Exhibit 2.2

EXECUTION COPY

INVESTOR FINANCING AGREEMENT

by and among

BIOCRYST PHARMACEUTICALS, INC.

and

THE INVESTORS LISTED ON SCHEDULE 1

Dated as of October 17, 2012

TABLE OF CONTENTS

Page

ARTICLE I
SALE AND PURCHASE OF THE INVESTOR STOCK AMOUNT

Section 1.01. Sale and Purchase of the Purchased Shares	1
Section 1.02. Closing	1

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.01. Representations and Warranties of Parent	2
Section 2.02. Representations and Warranties of the Investors	10

ARTICLE III
INDEMNITY

Section 3.01. Indemnity	12

ARTICLE IV
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.01. Taking of Necessary Action	15
Section 4.02. Publicity	16
Section 4.03. Restricted Transactions	16

ARTICLE V
CONDITIONS; TERMINATION

Section 5.01. Conditions of Parent and the Investors	16
Section 5.02. Conditions of the Investors	17
Section 5.03. Conditions of Parent	18
Section 5.04. Termination	18
Section 5.05. Effect of Termination	18

ARTICLE VI
MISCELLANEOUS

Section 6.01. Survival of Representations and Warranties	19
Section 6.02. Notices	19
Section 6.03. Entire Agreement; Amendment	20
Section 6.04. Assignment; Third Party Beneficiaries	20

i

Schedule 1    —    Investors

Schedule 2    —    Ownership of Parent Common Stock

ii

INVESTOR FINANCING AGREEMENT

THIS INVESTOR FINANCING AGREEMENT (this “Agreement”), dated as of October 17, 2012, by and among BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and the investors set forth on Schedule 1 (each, an “Investor” and collectively, the “Investors”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Section 6.13.

WHEREAS, simultaneously with the entry into this Agreement, Parent, S Sub, Inc. (“Merger Sub”), Presidio Pharmaceuticals, Inc. (the “Company”) and Shareholder Representative Services LLC have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub is merging with and into the Company, with the Company as the surviving entity;

WHEREAS, subject to the terms and conditions of this Agreement, the Investors have agreed to purchase from Parent, and Parent has agreed to sell to the Investors, a number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) as determined in accordance with the definition herein of the term “Purchased Shares” at a per share purchase price equal to the Parent Equity Offering Price and for an aggregate purchase price of $25,000,000 (the “Investor Financing Amount”);

WHEREAS, the Purchased Shares are being offered and sold by Parent pursuant to the Registration Statement; and

WHEREAS, Parent and the Investors desire to set forth certain agreements herein.

NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

Sale and Purchase of the Purchased Shares

Section 1.01. Sale and Purchase of the Purchased Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing Parent shall sell to each Investor, free and clear of all liens except any created by the Voting Agreement, and each Investor will purchase from Parent, the number of shares of Parent Common Stock obtained by dividing such Investor’s Purchase Price by the Parent Equity Offering Price.

Section 1.02. Closing. (a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019. The Closing shall take place concurrently with the closing of the Merger (the date that the Closing occurs, the “Closing Date”).

(b) At the Closing: (i) Parent will deliver to each of the Investors, as set forth in Section 1.01, the Purchased Shares to be purchased by such Investor, in certificated or book entry form as the parties shall agree; (ii) each Investor, in full payment for the applicable portion of the Purchased Shares to be issued to such Investor, will deliver or cause to be delivered to Parent immediately available funds, by wire transfer to such account as Parent shall specify, such Investor’s Purchase Price and (iii) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article 6.

ARTICLE II

Representations and Warranties

Section 2.01. Representations and Warranties of Parent. Except as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any risk factor section thereof or in any section relating to forward-looking statements) and in the disclosure schedules delivered to the Investors prior to the execution of this Agreement (the “Parent Disclosure Schedules”), Parent represents and warrants to the Investors as follows in this Section 2.01. The Parent Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.01, and the disclosure in any paragraph of the Parent Disclosure Schedules shall qualify the corresponding paragraph in this Section 2.01 and such other paragraphs if it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other paragraphs.

(a) Organization and Good Standing of Parent; Organizational Documents.

(i) Parent is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware. Parent has the requisite corporate power and authority and all licenses, permits and authorizations necessary to own, lease and operate its properties and to carry on its businesses as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) Parent is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the assets or property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) Parent has made available to the Investors an accurate and complete copy of its Governing Documents as in full force and effect as of the date of this Agreement. Parent is not in violation of the provisions of its Governing Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Capitalization.

(i) As of October 17, 2012, the authorized capital stock of Parent consists of 95,000,000 shares of Parent Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock,” and, together with Parent Common Stock, “Parent Shares”). As of October 17, 2012, there were (A) 50,879,808 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding; (B) 8,764,645 options to purchase Parent Common Stock issued and outstanding; (C) unvested restricted unit awards in respect of 335,142 shares of Parent Common Stock; and (D) 2,353,769 shares of Parent Common Stock reserved for issuance under Parent’s Stock Incentive Plan and Employee Stock Purchase Plan. All outstanding Parent Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Stock to be issued pursuant to this Agreement shall be, when issued on the Closing Date, duly authorized, validly issued, fully paid and non-assessable, and not subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(ii) Except as set forth in subsection (A) above and in the Merger Agreement, as of October 17, 2012, there are (A) no other shares of capital stock or other equity securities of Parent authorized, issued, reserved for issuance or outstanding, (B) no other authorized or issued and outstanding securities of Parent convertible into or exchangeable for, at any time, equity securities of Parent, (C) no contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or arrangements, or outstanding obligations, whether written or oral, of Parent to issue, repurchase, redeem, sell, deliver or otherwise acquire or cause to be issued, repurchased, redeemed, sold, delivered or acquired, any capital stock of Parent or securities convertible into or exchangeable for any equity securities of or similar interest in Parent or (D) no voting trusts, proxies or other arrangements among Parent’s stockholders with respect to the voting or transfers of Parent Shares. There are no dividends or other distributions with respect to Parent Shares that have been declared but remain unpaid.

(iii) Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity other than a Subsidiary of Parent. All outstanding equity securities of each Subsidiary of Parent have been duly authorized and validly issued, are free and clear of any preemptive rights (other than such rights as may be held by Parent or any of its Subsidiaries), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are 100% owned, beneficially and of record, by Parent or one of its Subsidiaries.

(c) Authority. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby, all of which have been duly authorized by all necessary action on the part of Parent. The Board of Directors of Parent has unanimously (with the exception of a director who was recused) determined that the sale of the Purchased Shares is advisable and in the best interests of Parent and its stockholders and has directed that the proposal to approve the issuance of Parent Common Stock in the Merger be submitted to Parent’s stockholders to obtain the Parent Stockholder Approval and adopted a resolution to the foregoing effect. Except for the Parent Stockholder Approval and the filing of the Prospectus Supplement, no other proceeding on the part of Parent is necessary to authorize this Agreement and the Stockholder Agreement or to consummate the transactions contemplated hereby and thereby. Parent has duly executed and delivered this Agreement. This Agreement constitutes a valid, legal and binding agreement of Parent (assuming that this Agreement and the Stockholder Agreement have each been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(d) Reports; Financial Statements; Liabilities.

(i) Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), since January 1, 2010 (the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of the date of this Agreement, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Documents.

(ii) The consolidated financial statements of Parent and related notes included in the Parent SEC Documents (if amended, as of the date of the last such amendment filed prior the date of this Agreement) (A) have been prepared from and are in accordance with the books and records of Parent, (B) have been prepared in accordance with GAAP (or with respect to unaudited interim financial statements, follow GAAP principles and have been prepared by management in a manner consistent with prior interim principles), the published rules and regulations of the SEC with respect thereto and other legal and accounting requirements applicable to Parent, except as may be indicated in the notes thereto and except, in the case of unaudited interim financial statements, for the absence of footnotes and subject to normal year-end adjustments not expected to be material in amount and (C) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments not expected to be material in amount and to any other adjustments described therein, including in the notes thereto) in conformity with GAAP (except in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Except as set forth on Section 2.01(d), of the Parent Disclosure Schedules, as of the date of this Agreement, there are no material liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, other than those that (A) are reflected or reserved against on the consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents; (B) have been incurred in the ordinary course of business of Parent and its Subsidiaries consistent with past practice since June 30, 2012 and not material to Parent and its Subsidiaries; (C) are contemplated by this Agreement or incurred in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; or (D) liabilities which are not, individually or in the aggregate, material to Parent and its Subsidiaries, as a whole.

(iii) Parent is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) Consents and Approvals; No Violations. No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of a proxy statement/prospectus in definitive form relating to the meeting of Parent’s stockholders to be held in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) those set forth on Section 2.01(e) of the Parent Disclosure Schedules, (iii) the filing of the Prospectus Supplement, and (iv) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (A) conflict with or result in any breach of any provision of Parent’s Governing Documents, (B) result in a violation or breach of, cause acceleration, allow a party to modify or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification, or right of first refusal, right of first offer or similar right) or any increased cost or loss of benefit to Parent or increased benefit to another party thereto under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which any of its properties or assets may be bound, (C) violate any Law of any Governmental Entity applicable to Parent or any of Parent’s Subsidiaries or any of their respective properties or assets or (D) result in the creation of any Lien upon any of the assets of Parent which in the case of any of clauses (B) through (D) above, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay Parent from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.

(f) Certain Contracts.

(i) Neither Parent nor any of its Subsidiaries is a party to and none of their respective properties or assets are bound by any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Documents filed prior to the date hereof (each of such contracts (whether or not filed or set forth on the Parent Disclosure Schedules), a “Parent Contract”).

(ii) Each Parent Contract is a valid and binding obligation of Parent or the Subsidiary that is party thereto and, to the best of Parent’s knowledge, the other parties thereto, enforceable against Parent and its Subsidiaries and, to the best of Parent’s knowledge, the other parties thereto in accordance with its terms. Neither Parent nor any of its Subsidiaries is, nor, to the best of Parent’s knowledge, is any other party, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any of its Subsidiaries’ action or inaction or, to the best of Parent’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract, except for breaches, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There are no disputes pending or, to the best of Parent’s knowledge, threatened with respect to any Parent Contract except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(g) Absence of Changes.

(i) Since December 31, 2011, there have not been any events, changes or developments which have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) Since December 31, 2011 through the date hereof, Parent has conducted its business in the ordinary course consistent with past practice.

(h) Litigation. There is no judgment, suit, litigation, arbitration, claim, action, complaint, injunction, order, dispute, inquiry, investigation, arbitration or proceeding (each, an “Action”) pending or, to Parent’s knowledge, threatened or under investigation against Parent or any of its Subsidiaries, or as to which Parent or any of its Subsidiaries has received any written notice or assertion before any Governmental Entity, or for which Parent or any of its Subsidiaries is obligated to indemnify a third party, except those which, individually or in the aggregate, would not reasonably be expected to (a) result in a liability that would be material to Parent or any of its Subsidiaries or a material prohibition on Parent’s conduct of its business as presently conducted or (b) prevent or materially delay Parent from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement. Parent is not subject to any outstanding and unsatisfied material order, writ, judgment, injunction, settlement or decree.

(i) Compliance with Applicable Law; Permits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries hold all permits, licenses, approvals, certificates and other authorizations of and from all, and have made all notifications, registrations, certifications, declarations and filings with, Governmental Entities necessary or advisable for the lawful conduct of their respective businesses as presently conducted, and the ownership or lease of their properties and assets, including without limitation all Laws enforced by the FDA, (ii) all such permits, licenses, approvals, certificates and other authorizations are in full force and effect, (iii) the businesses of Parent and its Subsidiaries have been and are now being operated in compliance with all applicable Laws of all Governmental Entities and (iv) there is no action, suit or proceeding pending or, to Parent’s knowledge, threatened in writing by any Governmental Entity that claims any material violation by Parent or any of its Subsidiaries of applicable Law.

(ii) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries, or, to the knowledge of Parent, any of their respective directors, employees, agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any comparable Governmental Entity, and there are no proceedings pending or, to the knowledge of Parent, threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any comparable Governmental Entity. Each product candidate of Parent or any of its Subsidiaries in clinical trials as of the date hereof is and has been developed, tested, manufactured and stored by or on behalf of Parent or any of its Subsidiaries in compliance in all material respects with the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder, and all applicable similar Laws, including those requirements relating to “good manufacturing practice,” “good laboratory practice” and “good clinical practice,” as defined by the FDA, and all applicable Law.

(j) Intellectual Property.

(i) Except as set forth on Section 2.01(j) of the Parent Disclosure Schedules, Parent or one of its Subsidiaries exclusively owns or possesses legally enforceable rights to use, in each case free and clear of any and all Liens, covenants and restrictions (except, in the case of licenses, the interests of the licensing party and the terms and conditions of such licenses), all Intellectual Property Rights necessary to conduct the business of Parent and its Subsidiaries as currently conducted, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and after the consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries will have substantially the same rights.

(ii) Except as set forth on Section 2.01(j) of the Parent Disclosure Schedules or as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each item of Parent Registered Intellectual Property is valid, issued, subsisting and enforceable. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received any written notice or claim, and no such claim has been threatened, challenging Parent’s or any of its Subsidiaries’ complete and exclusive ownership of any Intellectual Property Rights owned by Parent or its Subsidiaries, or Parent’s or any of its Subsidiaries’ entitlement to use licensed Intellectual Property Rights, and to Parent’s knowledge there is no valid basis for any such claim. As of the date hereof, (A) no third party is infringing, violating or misappropriating any of the Intellectual Property Rights owned by Parent or its Subsidiaries or claiming or alleging that any such Intellectual Property Right is invalid or unenforceable, and (B) there is no claim asserted, threatened or planned to be asserted by Parent or any of its Subsidiaries that any third party is infringing, misappropriating or otherwise violating any Intellectual Property Rights of Parent or any of its Subsidiaries, in either case except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Section 2.01(j), “Parent Registered Intellectual Property” shall mean: (1) all U.S. and foreign Patents owned by Parent or any of its Subsidiaries; (2) all U.S. and foreign registered and material unregistered trademarks (other than Internet domain names) owned by Parent or any of its Subsidiaries; (3) all Internet domain names owned by Parent or any of its Subsidiaries; (4) all registered copyrights and material software owned by Parent or any of its Subsidiaries; and (5) any other material Intellectual Property Right that is owned by Parent or its Subsidiaries.

(iii) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent has taken reasonable measures to protect the proprietary nature of the Intellectual Property Rights and trade Secrets owned by a third party and licensed to Parent or its Subsidiaries. Without limiting the generality of the foregoing, Parent and its Subsidiaries have enforced a policy of requiring each director, officer, employee, consultant and independent contractor who is involved in the creation or development of Intellectual Property Rights (or otherwise has access to Trade Secrets) to execute proprietary information, confidentiality and assignment agreements that assign to Parent all Intellectual Property Rights relating to Parent’s or its Subsidiaries’ business that is developed by the employees, consultants or contractors, as applicable, and to maintain in confidence and use Trade Secrets only for the benefit of Parent. To the knowledge of Parent, other than in the ordinary course of business, no material Trade Secret of Parent or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party not subject to confidentiality obligations to Parent or any of its Subsidiaries, and no party to a nondisclosure agreement with Parent or any of its Subsidiaries is in material breach or default thereof, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iv) Neither Parent nor any of its Subsidiaries, nor any of their respective products, product candidates or conduct of their businesses, infringes, dilutes, or misappropriates any Intellectual Property Right of any third party except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any claim or notice, and no claim has been threatened, in either case that remains unresolved, alleging any such infringement, violation, dilution, use or misappropriation except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(v) No material Intellectual Property Rights owned by Parent or any of its Subsidiaries and used in the business of Parent was developed using any facilities or resources of institutes of higher learning or under any agreements with any Governmental Entity. To the knowledge of Parent, none of the activities of the employees of Parent or any of its Subsidiaries violates any contract, arrangement or fiduciary duty which any such employee has with a former employer, and no such former employer has asserted in writing to Parent or any of its Subsidiaries any such violation.

(vi) Neither this Agreement nor the transactions contemplated hereunder will result in: (A) Parent granting to any third party any right to or with respect to any Intellectual Property Right owned by, or licensed to, Parent or any of its Subsidiaries, (B) Parent or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (C) the release or disclosure of any source code or Trade Secrets included in the Intellectual Property owned by Parent or its Subsidiaries other than pursuant to this Agreement.

(k) Brokers and Finders. Except for JP Morgan Securities, Inc., no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and/or on behalf of Parent or any of its Affiliates.

(l) Section 2.01(l) of the Parent Disclosure Schedules sets forth all arrangements (other than ordinary course employment and benefit arrangements) between Parent or any of its Subsidiaries, on the one hand, and any director, officer, stockholder or Affiliate of Parent or any other Person in which any director, officer, stockholder or Affiliate of Parent has a financial interest, on the other hand (each a “Parent Affiliate Transaction”).

(m) Indebtedness. Except as set forth in the Parent SEC Documents and on Section 2.01(m) of the Parent Disclosure Schedules, Parent has no Indebtedness.

(n) Issuance of Parent Common Stock.

(i) Parent has filed with the SEC a registration statement on Form S-3 (No. 333-175182) (the “Registration Statement”), registering the issuance and sale of Parent Common Stock and the Registration Statement has become effective. Parent shall file a prospectus supplement to the Registration Statement relating to the issuance and sale of the Purchased Shares with the SEC pursuant to and within the applicable period specified in Rule 424(b) of the Securities Act (the “Prospectus Supplement”).

(ii) No order suspending the effectiveness of the Registration Statement has been issued by the SEC, and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against Parent or related to the offering of the Purchased Shares has been initiated or threatened by the SEC.

(iii) Parent has not received notice (written or oral) from NASDAQ to the effect that the Parent is not in compliance with NASDAQ’s listing or maintenance requirements. Parent is in compliance with all such listing and maintenance requirements.

(o) No Additional Representations. Except for the representations and warranties made by Parent in this Section 2.01, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Investors, or any of their respective Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Parent in this Section 2.01, any oral or written information presented to the Investors or any of their respective Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Section 2.02. Representations and Warranties of the Investors. Each of the Investors, severally and not jointly, represent and warrant to Parent as follows:

(a) No Additional Representations. Except for the representations and warranties contained in Section 2.01 (including any references in such Section to the Parent SEC Documents), the Investor acknowledges that neither Parent nor any Person on behalf of Parent makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided to the Investors in connection with the transactions contemplated by this Agreement. Furthermore, the Investor acknowledges that neither Parent nor any other Person makes or has made any representation or warranty to the Investor, or any of its Affiliates or representatives, with respect to any financial projection, forecast, estimate, budget or prospective information relating to Parent or any of its Subsidiaries or their respective businesses.

(b) Organization. Each Investor has been duly organized and is validly existing in the jurisdiction and as the form of business entity set forth on Schedule 1.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, declaration or filing with, any federal, state or local governmental authority on the part of the Investor is required in connection with the purchase of the Purchased Shares or the consummation of any other transaction contemplated by this Agreement, except for

(i) compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

(d) Authority. The Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, all of which have been duly authorized by all necessary action on the part of the Investor, and no other proceeding on the part of the Investor is necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. The Investor has duly executed and delivered this Agreement. This Agreement constitutes a valid, legal and binding agreement of the Investor (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Investor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(e) No Default or Violation. The execution, delivery and performance of and compliance with this Agreement by the Investor will not (i) result in any default or violation of the Governing Documents of the Investor, (ii) result in any default or violation of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Investor is a party or by which any of its properties or assets may be bound or in any default or violation of any material judgment, order or decree of any Governmental Entity or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Investor to consummate the transactions contemplated by this Agreement.

(f) Sufficient Funds. The Investor has, and as of the Closing Date will have, available and unrestricted funds equal to or exceeding the Investor’s Purchase Price, as set forth on Schedule 1.

(g) Ownership. Except as set forth on Schedule 2, as of the date of this Agreement, the Investor is not the owner of record or the beneficial owner of Parent Common Stock, securities convertible into or exchangeable for Parent Common Stock or any other equity or equity-linked security of Parent.

ARTICLE III

Indemnity

Section 3.01. Indemnity.

(a) Parent agrees to indemnify, defend and hold each of the Investors and their Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the Investors within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Investor Indemnitees”), harmless from any damages, losses, liabilities, obligations, Taxes, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (each, a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty (A) contained in Section 2.01 (read without reference to materiality or Parent Material Adverse Effect) or (B) in any certificate delivered by Parent to the Investors pursuant to this Agreement and (ii) any breach by Parent of any of the covenants or agreements contained herein which are to be performed by Parent or its Subsidiaries on or before the Closing Date.

(b) Each Investor, severally and not jointly, agrees to indemnify, defend and hold Parent and its Affiliates and each of their respective officers, directors, partners, employees and agents (collectively, the “Parent Indemnitees”), harmless from any Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by such Investor (A) contained in Section 2.02 or (B) in any certificate delivered by such Investor to Parent pursuant to this Agreement and (ii) any breach by such Investor of any of the covenants or agreements contained herein which are to be performed by such Investor on or before the Closing Date; provided that an Investor will not be in breach of the obligation to purchase shares of Parent Common Stock under this Agreement if the other Investors listed on Schedule I purchase as of the Closing shares of Parent Common Stock for a an aggregate purchase price equal to the Investor Financing Amount.

(c) If a claim, action, suit or proceeding by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 3.01(a) or Section 3.01(b) (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Section 3.01, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the control of and conduct, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified

Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party unless, in the opinion of counsel, representation of both the Responsible Party and the Indemnified Party by the same counsel would be inappropriate under applicable standards of professional care due to actual or potential differing interests between such parties, in which case the fees and expenses of counsel selected by the Indemnified Party shall be borne by the Responsible Party). So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing provisions of this Section 3.01(c), the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event of such settlement, the Indemnified Party shall waive any right to indemnity or reimbursement therefor by the Responsible Party for such claim unless the Responsible Party shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity or reimbursement therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), enter into any settlement that does not include as an unconditional term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Responsible Party and the Indemnified Party shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each (or a duly authorized representative of such Party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(d) The rights of the Investor Indemnitees to indemnification pursuant to the provisions of Section 3.01(a) and of the Parent Indemnitees to indemnification pursuant to the provisions of Section 3.01(b) are subject to the following limitations:

(i) the amount of any and all Losses shall be determined net of any amounts recovered by the Investor Indemnitees or Parent Indemnitees, as applicable, under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses;

(ii) the Investor Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 3.01(a) unless such Loss equals or exceeds $50,000 (the “Investor De Minimis Amount”);

(iii) the Investor Indemnitees shall not be entitled to recover Losses pursuant to Section 3.01(a) until the total amount which the Investor Indemnitees would recover under Section 3.01(a) (as limited by the provisions of Section 3.01(d)(i) and Section 3.01(d)(ii)), but for this Section 3.01(d)(iii), exceeds $1,000,000 (the “Investor Threshold”), in which case, the Investor Indemnitees shall only be entitled to recover Losses in excess of such amount;

(iv) the payment of any indemnification obligations to the Investor Indemnitees shall solely be made in the form of Parent Indemnity Shares and Parent Additional Indemnity Shares and under no circumstance shall the Investor Indemnitees be entitled to Cash for the payment of such indemnification obligations; provided, further, that the Investor Indemnitees will not be entitled to any further recovery for Losses to the extent that either (A) the aggregate value of the Parent Indemnity Shares and Parent Additional Indemnity Shares that Parent has issued, such value determined based on the Twenty Day Average for the date the Parent Indemnity Shares or Parent Additional Indemnity Shares are issued, as applicable, equals or exceeds the Indemnity Cap or (B) the number of Shares of Parent Common Stock that Parent has issued or becomes obligated to issue to satisfy its indemnification obligations pursuant to Section 9.2(b) of the Merger Agreement plus the number of Parent Indemnity Shares and Parent Additional Indemnity Shares that Parent has issued or is obligated to issue pursuant to this Section 3.01 equals or exceeds the Escrow Shares.

(v) the Parent Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 3.01(b) unless such Loss equals or exceeds $50,000 (the “Parent De Minimis Amount”);

(vi) the Parent Indemnitees shall not be entitled to recover Losses from an Investor pursuant to Section 3.01(b) until the total amount which the Parent Indemnitees would recover from that Investor under Section 3.01(b) (as limited by the provisions of Section 3.01(d)(i) and Section 3.01(d)(v)), but for this Section 3.01(d)(vi), exceeds 4% of the value of the Purchased Shares received by such Investor, such value determined based on the Twenty Day Average as of the date of final resolution of such claim (the “Parent Threshold”), in which case, the Parent Indemnitees shall only be entitled to recover Losses in excess of such amount.

(vii) the Parent Indemnitees shall not be entitled to recover Losses pursuant to Section 3.01(b) to the extent such Losses exceed the Indemnity Cap, and in no event shall any Investor be liable for amounts in excess of the value of the applicable portion of the Purchased Shares received by such Investor, such value determined based on the Twenty Day Average for the date of final resolution of such claim;

(viii) The obligations of the Indemnifying Party under this Section 3.01 shall survive the Transfer, redemption or conversion of the Purchased Shares issued pursuant to this Agreement, or the closing or termination of this Agreement or any agreement relating to the other Acquisition Transactions. The indemnity provided for in this Section 3.01 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided, that nothing herein shall limit in any way any such party’s remedies in respect of intentional and willful fraud, intentional and willful misrepresentation or omission or intentional and willful misconduct by the other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. The indemnification rights contained in this Section 3.01 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof;

(ix) Any indemnification payments pursuant to this Section 3.01 shall be treated as an adjustment to the applicable Investor’s Purchase Price for the Purchased Shares for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

(e) On the Indemnity Escrow Release Date, the Investor Indemnitees shall provide Parent with a written notice of their reasonable and good-faith determination of the number of Parent Indemnity Shares together with reasonable supporting calculations and documentation, and Parent shall issue to the Investor Indemnitees the number of Parent Indemnity Shares so reasonably determined in good-faith by the Investor Indemnitees. The term “Parent Indemnity Shares” means an amount of shares of Parent Common Stock equal to the lesser of (x) (A) the sum of Losses indemnifiable pursuant to Section 3.01(a) for the period from the Closing until the Indemnity Escrow Release Date (B) divided by the Twenty Day Average for the Indemnity Escrow Release Date and (y) the Investor Indemnity Shares. The Investor Indemnitees shall provide written notice to Parent of their reasonable and good-faith determination of each Loss indemnifiable pursuant to Section 3.01(a) and incurred following the Indemnity Escrow Release Date, together with reasonable supporting calculations and documentation, (each such loss, a “Parent Additional Loss”) no later than thirty (30) days following the occurrence of such Parent Additional Loss, and Parent shall issue to the Investors an amount of shares of Parent Common Stock (each such share, a “Parent Additional Indemnity Share”) equal to the lesser of (x) (A) such Parent Additional Loss so reasonably determined in good-faith by the Investor Indemnitees divided by (y) the Twenty Day Average for the date of such issuance and (y) the excess, if any, of (i) the Investor Indemnity Shares and (ii) the aggregate number of Parent Indemnity Shares and Parent Additional Indemnity Shares issued by Parent prior to the date Parent received notice of such Parent Additional Loss.

ARTICLE IV

Additional Agreements of the Parties

Section 4.01. Taking of Necessary Action. Subject to the conditions set forth in Article 5 hereof, each of the parties hereto agrees to use all reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as another party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Notwithstanding anything to the contrary in this

Agreement, in no event shall the failure by any Investor to purchase Parent Common Stock as required pursuant to Section 1.01 release any other Investor of such other Investors’ obligations to purchase Parent Common Stock pursuant to Section 1.01.

Section 4.02. Publicity. The parties agree not to issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby without obtaining the prior approval of the other parties hereto (which approval shall not be unreasonably withheld); provided, however, that nothing contained herein shall prevent (i) Parent from filing the Prospectus Supplement, and (ii) any party hereto, at any time, from furnishing any required information to any Governmental Entity or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby if required by Law; provided, further, that the parties agree to consult with each other as to the content of any release so required and consider in good faith the comments of the other thereon.

Section 4.03. Restricted Transactions. During the period from the date of this Agreement to the Effective Time, each of the Investors shall not, and shall cause its directors, officers, and Affiliates, not to, directly or indirectly, in any manner, alone or in concert with others, engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of Parent’s securities. For the avoidance of doubt, this Section 4.03 shall not limit prohibit any such holder’s right from to selling Parent securities owned by such holder as of the date of this Agreement.

ARTICLE V

Conditions; Termination

Section 5.01. Conditions of Parent and the Investors. The respective obligations of Parent and the Investors to complete the Stock Purchase are subject to satisfaction or waiver of each of the following conditions precedent:

(a) Merger Closing. The Merger shall have been completed or shall be closing concurrently on the Closing Date.

(b) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive or other order shall have been enacted, issued, promulgated or enforced by any Governmental Entity and no preliminary or permanent injunction, temporary restraining order or other legal restraint or prohibition issued by a court or other Governmental Entity preventing or rendering illegal the purchase and sale of the Purchased Shares shall be in effect.

(c) Parent Stockholder Approval. Parent Stockholder Approval shall have been obtained.

Section 5.02. Conditions of the Investors. The obligations of the Investors to complete the Stock Purchase are subject to satisfaction or waiver of each of the following conditions precedent; provided, however, that the conditions precedent contained in paragraph (a) shall be deemed to have been satisfied if the condition contained in Section 5.01(a) is satisfied without waiver by the Company of the condition contained in Section 7.3(a) of the Merger Agreement.

(a) Representations and Warranties. The representations and warranties of Parent contained in Section 2.01(b)(i) and Section 2.01(b)(ii) (Capitalization) and Section 2.01(g)(i) (Absence of Changes) shall be true in all respects (other than, in the case of Section 2.01(b)(i) and Section 2.01(b)(ii), de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Parent contained in Section 2.01(a) (Organization and Qualification), Section 2.01(b)(iii) (Capitalization—Equity Interests), Section 2.01(c) (Authority), and Section 2.01(k) (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (iii) all other representations and warranties contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specified date) except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Covenants. Parent shall have performed in all material respects all of its covenants and obligations in this Agreement that are to be performed at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Investors a certificate, dated as of the Closing Date, signed by an authorized executive officer to the effect that the conditions set forth in Section 5.02(a) and (b) have been satisfied (or, in the case of Section 5.02(c), will be satisfied on the Closing Date) to the best knowledge of the officer executing the same.

(d) Parent Equity Offering Closing. The Parent Equity Offering shall have been completed or shall be closing concurrently on the Closing Date.

(e) Registration Statement. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose pursuant to Section 8A of the Securities Act shall be pending before or threatened by the SEC; no notice of objection of the SEC to the use of the Registration Statement has been received by Parent.

Section 5.03. Conditions of Parent. The obligation of Parent to complete the Stock Purchase is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Investors contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specified date).

(b) Covenants. Each of the Investors shall have performed in all material respects all of its covenants and obligations in this Agreement that are to be performed at or prior to the Closing.

(c) Investor Certificate. Each of the Investors shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an authorized executive officer of each Investor to the effect that the conditions set forth in Sections 5.03(a) and (b) have been satisfied.

(d) Registration Statement. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose pursuant to Section 8A of the Securities Act shall be pending before or threatened by the SEC; no notice of objection of the SEC to the use of the Registration Statement has been received by Parent.

Section 5.04. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) Mutual Consent. By mutual consent of the Investors and Parent in a written instrument;

(b) Merger Agreement Termination. By either the Investors or Parent in the event that the Merger Agreement shall have been terminated; or

(c) Governmental Authority. By the Investors or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 5.04(c) shall have used commercially reasonable efforts to remove such order, decree, ruling or other action.

Section 5.05. Effect of Termination. In the event of termination of this Agreement by either or both of Parent and the Investors pursuant to Section 5.04, written notice thereof shall forthwith be given by the terminating party to the other, and this

Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 3.01, this Section 5.05 and Article 6 shall survive the termination of this Agreement and except that neither party shall be relieved or released from any liabilities or damages arising out of any breach of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.01. Survival of Representations and Warranties. The representations and warranties of the Investors and Parent, as applicable, contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Survival Period Termination Date”), other than the representations and warranties contained in Section 2.01(a), (b), (c) and (k) and in Section 2.02(b) and (d), which shall survive indefinitely or until the latest date permitted by applicable law; provided, however, that the claims specifically set forth in any claim for indemnity made by a Party hereto on or prior to the Survival Period Termination Date shall survive until such claim is finally resolved. All covenants set forth herein shall survive the Closing in accordance with their respective terms.

Section 6.02. Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Parent:	BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd. Suite 200
	Attention:	Alane P. Barnes, General Counsel
	Email:	abarnes@biocryst.com
	Facsimile:	(919)859-1314

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Mark Gordon
	Email:	mgordon@wlrk.com
	Facsimile:	(212) 403-2000

If to the Investors:	to the address set forth for such Investor on Schedule I

with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
	Attention:	Mark Weeks
	Facsimile:	(650) 618-2034

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 6.02. Any notices shall be in writing, including facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

Section 6.03. Entire Agreement; Amendment. This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

Section 6.04. Assignment; Third Party Beneficiaries.

(a) Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that (a) Parent may assign its rights, interests and obligations under this Agreement to an Affiliate of Parent, and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement; provided, further, that (a) each of the Investors may assign its rights, interests and obligations under this Agreement to an Affiliate of such Investor that is controlled, directly, or indirectly through one or more intermediaries, by such Investor, and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, and such assignment shall not relieve the Investor of any of its obligations hereunder.

(b) Following the Closing Date, each of Parent and any permitted assignee may assign its rights and obligations hereunder without consent in connection with a sale of all or substantially all of Parent’s assets, as long as the transferee assumes Parent’s obligations hereunder. This Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 6.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document.

Section 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 6.07. Jurisdiction and Venue. The parties hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 6.08. Expenses. Except as expressly provided herein, each party shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 6.09. Remedies; Waiver. To the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 6.10. Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 6.11. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect; provided that the economic and legal substance of any of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 6.12. Specific Performance. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where any party hereto is obligated to consummate the transactions contemplated by this Agreement and such transactions have not been consummated (other than as a result of another party’s refusal to close in violation of this Agreement) each party expressly acknowledges and agrees that the other parties and their respective stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders, and that such other party on behalf of itself and its shareholders shall be entitled to enforce specifically the breaching party’s obligation to consummate such transactions.

Section 6.13. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Transactions” means the transactions contemplated by the Merger Agreement, including the Merger and the Parent Equity Offering.

“Action” has the meaning set forth in Section 2.01(h).

“Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act. Notwithstanding anything to the contrary set forth in this Agreement, no limited partner or similar participant of an Investor shall be deemed an Affiliate of such Investor.

“Affiliated Business Entity” of a person means a corporation, partnership, joint venture or limited liability corporation that directly, or indirectly through one or more intermediaries, is under “common control” with the person specified. “Control” shall have the meaning set forth in Rule 405 under the Securities Act.

“Agreement” has the meaning set forth in the recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash” means cash and short-term, highly liquid investments with maturities of three months or less, that are both: (a) readily convertible to known amounts of cash; and (b) so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

“Closing” and “Closing Date” have the meanings set forth in Section 1.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Escrow Shares” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means the United States generally accepted accounting principles.

“Governing Documents” means the certificate of incorporation and by-laws of a company and any shareholder agreement or arrangement governing the relations of the company to its shareholders or the respective rights and obligations of the company’s shareholders.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“Immediate Family Member” of a security holder means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder, and any person (other than a tenant or employee) sharing the household of such security holder.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any prepayment premiums or fees or penalties payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of Parent, or any of its Subsidiaries consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (iii) all net payments such person would have to make in the event of an early termination, on such date, in respect of outstanding interest rate, currency or other hedging agreements, (iv) unfunded liabilities relating to retirement and supplemental benefit plans of Parent, as applicable, or its Subsidiaries, (v) capital lease obligations (other than the lease obligations set forth in Schedule 1.2 of the Merger Agreement) or (vi) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit or bankers’ acceptances securing obligations of a type described in clauses (i) through (v) above.

“Indemnified Party” has the meaning set forth in Section 3.01(c).

“Indemnity Cap” means $2,500,000.

“Indemnity Escrow Release Date” has the meaning set forth in the Merger Agreement.

“Intellectual Property Rights” means all U.S. and foreign (a) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, substitutions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, slogans, trade names and internet domain names, brand names and corporate names, whether registered or unregistered, active or inactive, and all goodwill associated therewith and all registrations, renewals and applications in connection therewith, (c) copyrights, copyrightable subject matter, copyright registrations and applications and renewals thereof, (d) trade secrets and all confidential information, know-how, formulae, models, methodologies, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, (e) rights of publicity, (f) moral rights and rights of attribution and integrity, (g) computer programs (whether in source code, object code or other form), software, databases and compilations and data, (h) all artwork, photographs, advertising and promotional materials and (i) all rights to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing, in each case, to the extent protectable by applicable Law.

“Investor” and “Investors” have the meanings set forth in the recitals.

“Investor De Minimis Amount” has the meaning set forth in Section 3.01(d)(ii).

“Investor Indemnitees” has the meaning set forth in Section 3.01(a).

“Investor Indemnity Shares” means, at any given time, the Escrow Shares minus the number of shares of Parent Common Stock issued by Parent to satisfy its indemnification obligations pursuant to Section 9.2(b) of the Merger Agreement.

“Investor Financing Amount” has the meaning set forth in the recitals.

“Investor Threshold” has the meaning set forth in Section 3.01(d)(iii).

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.

“Liability” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Loss” has the meaning set forth in Section 3.01(a).

“Merger” has the meaning set forth in Section 2.1 of the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“NASDAQ” means the NASDAQ Global Market.

“Parent” has the meaning set forth in the recitals.

“Parent Additional Indemnity Shares” has the meaning set forth in Section 3.01(e).

“Parent Additional Loss” has the meaning set forth in Section 3.01(e).

“Parent Affiliate Transaction” has the meaning set forth in Section 2.01(l).

“Parent Contract” has the meaning set forth in Section 2.01(f)(i).

“Parent Common Stock” has the meaning set forth in the recitals.

“Parent De Minimis Amount” has the meaning set forth in Section 3.01(d)(v).

“Parent Disclosure Schedules” has the meaning set forth in Section 2.01.

“Parent Equity Offering” means an offering or series of offerings of Parent Common Stock undertaken by Parent that will be effected prior to, or simultaneously with, the closing of the Merger.

“Parent Equity Offering Price” means the price per share at which Parent Common Stock is sold to the public in the Parent Equity Offering.

“Parent Indemnitees” has the meaning set forth in Section 3.01(b).

“Parent Indemnity Shares” has the meaning set forth in Section 3.01(e).

“Parent’s knowledge” and “known by Parent”, and any derivations thereof shall have the meanings ascribed to them in the Merger Agreement.

“Parent Material Adverse Effect” means a change, event, effect, development, circumstance or occurrence that is materially adverse to the business or condition (financial or otherwise) of Parent or any of its subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event or development to the extent resulting from any of the following, shall be deemed to be, or to contribute to, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) changes or developments in general economic, regulatory or political conditions (including changes in Law), or in the securities, credit, foreign exchange or financial markets in general, in each case to the extent such changes do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate; (ii) changes or developments in or affecting the industry in which Parent and its Subsidiaries operate, including (A) changes in reimbursement rules or policies applicable to therapies researched by Parent or (B) changes in Law, whether generally or in any particular jurisdiction, in each case to the extent such changes or developments do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate; (iii) the failure of Parent to meet projections or forecasts, provided that the underlying causes of such failure may be considered in determining whether there is a Parent Material Adverse Effect; (iv) changes in GAAP or the interpretation thereof, to the extent such changes do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industry in which Parent and its Subsidiaries operate; or (v) the consummation of the Acquisition Transactions.

“Parent Preferred Stock” has the meaning set forth in Section 2.01(b)(i).

“Parent Registered Intellectual Property” has the meaning set forth in Section 2.01(j)(ii).

“Parent SEC Documents” has the meaning set forth in Section 2.01(d)(i).

“Parent Shares” has the meaning set forth in Section 2.01(b)(i).

“Parent Stockholder Approval” means the approval, pursuant to NASDAQ Listing Rule 5635(e)(4), of a majority of votes cast by the holders of Parent Common Stock present in person or represented by proxy at a meeting of Parent’s stockholders for the issuance of Parent Common Stock (i) in the Merger, (ii) in the Parent Equity Offering, and (iii) pursuant to this Agreement.

“Parent Threshold” has the meaning set forth in Section 3.01(d)(vi).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith,

(c) encumbrances and restrictions on real property (including, without limitation, easements, covenants, rights of way and similar restrictions of record) that do not materially detract from the value of such real property or materially interfere with Parent’s or its Subsidiaries’ present uses or occupancy of such real property or the business of Parent or its Subsidiaries, (d) Liens securing the obligations of Parent or its Subsidiaries under with respect to Indebtedness and (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and any violation of which would not have a Parent Material Adverse Effect or materially interfere with the operation of the business of Parent or its Subsidiaries as currently conducted.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Prospectus Supplement” has the meaning set forth in Section 3.01(e)(i).

“Purchase Price” means, for each Investor, the amount of cash set forth opposite such Investor’s name on Schedule 1.

“Purchased Shares” means the number of shares of Parent Common Stock obtained by dividing $25,000,000 by the Parent Equity Offering Sales Price and rounding to the nearest whole number.

“Registration Statement” has the meaning set forth in Section 3.01(c)(i).

“Responsible Party” has the meaning set forth in Section 3.01(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.01(d)(i).

“SEC” means the U.S. Securities and Exchange Commission, including the staff thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to a Person, means any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under U.S. generally accepted accounting principles.

“Survival Period Termination Date” has the meaning set forth in Section 6.01.

“Tax” means (a) any federal, state, local, municipal or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other taxes, customs, duties, levies, and assessments of any kind whatsoever, without limitation, and any interest, penalties or additions to tax in respect of, or in connection with, the foregoing (whether disputed or not), and (b) any liability in respect of amounts described in clause (a) hereof by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6 (or any similar provision of law) or otherwise.

“Third Party Claim” has the meaning set forth in Section 3.01(c).

“Trade Secrets” means trade secrets, confidential information and know-how, including processes, methods, schematics, business methods, formulae, drawings, prototypes, models and designs.

“Twenty Day Average” for a specified date means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Parent Common Stock on the NASDAQ (based on “regular way” trading on the NASDAQ only) for the consecutive period of twenty (20) trading days ending on the most recent trading day preceding the specified date.

“Voting Agreement” means the Voting and Post-Closing Lock-Up Agreement dated as of the date hereof between Parent, the Investors and certain other shareholders of the Company.

Section 6.14. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
	Name:	Jon P. Stonehouse
	Title:	President and Chief Executive Officer

[Investor Financing Agreement – Investor Signature Page]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BAKER BROS. INVESTMENTS II, L.P.
By:	BAKER BROS. ADVISORS, LLC, Management Company and Investment Adviser to BAKER BROS. INVESTMENTS II, L.P., pursuant to authority granted by Baker Bros. Capital, L.P., general partner to BAKER BROS. INVESTMENTS II, L.P., and not as the general partner

By:	/s/ Scott Lessing
	Name:	Scott Lessing
	Title:	President

BAKER BROTHERS LIFE SCIENCES, L.P.
By:	BAKER BROS. ADVISORS, LLC, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life

14159, L.P.
By:	BAKER BROS. ADVISORS, LLC, management company and investment adviser to 14159, L.P., pursuant to authority granted to it by 14159 Capital, L.P., general partner to 14159, L.P., and not as the general partner

By:	/s/ Scott Lessing
	Name:	Scott Lessing
	Title:	President

667, L.P.
By:	BAKER BROS. ADVISORS, LLC, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing
	Name:	Scott Lessing
	Title:	President

[Investor Financing Agreement – Investor Signature Page]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

PANORAMA CAPITAL, L.P.
By:	Panorama Capital management, LLC, its General Partner

By:	/s/ Rod Ferguson
	Name:	Rod Ferguson, J.D., Ph.D.
	Title:	Managing Director

[Investor Financing Agreement – Investor Signature Page]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BAY CITY CAPITAL FUND IV, L.P.
By:	Bay City Capital Management IV, LLC,
its general partner
By:	Bay City Capital LLC,
its Manager

By:	/s/ Fred Craves
	Name:	Fred Craves
	Title:	Manager and Managing Director

BAY CITY CAPITAL FUND IV CO-INVESTMENT FUND, L.P.
By:	Bay City Capital Management IV, LLC,
its general partner
By:	Bay City Capital LLC,
its Manager

By:	/s/ Fred Craves
	Name:	Fred Craves
	Title:	Manager and Managing Director

[Investor Financing Agreement – Investor Signature Page]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

VENTURES WEST 8 LIMITED PARTNERSHIP
By:	Ventures West 8 Management Ltd. its general partner

By:	/s/ Ken Galbraith
	Name:	Ken Galbraith
	Title:	General Partner

[Investor Financing Agreement – Investor Signature Page]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

NEW LEAF VENTURES II, L.P.
By:	New Leaf Venture Associates II, L.P.
its General Partner
By:	New Leaf Venture Management II, L.L.C.
its General Partner

By:	/s/ Srinivas Akkaraju
	Name:	Srinivas Akkaraju
	Title:	Managing Director

[Investor Financing Agreement – Investor Signature Page]